Exhibit 10.1
2008 LONG TERM INCENTIVE AWARD PROGRAM FOR OFFICERS
RELIANT ENERGY, INC. 2002 LONG-TERM INCENTIVE PLAN
1. 2008 Program. This 2008 Long Term Incentive Award Program for Officers (“Program”) has been adopted by the Compensation Committee (“Committee”) of the Board of Directors of Reliant Energy, Inc. (the “Company”) pursuant to and subject to the terms and conditions of the Reliant Energy, Inc. 2002 Long Term Incentive Plan (“Plan”). Awards under this Program will be made under the 2008 Long Term Incentive Award Agreement (“Agreement”) attached hereto as Exhibit A.
2. Objectives. The Program is intended to provide incentives to a group of officers who can make a significant contribution to the Company’s strategic objectives.
3. Relationship to the Plan. This Program is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any. To the extent any provision herein conflicts with the express terms of the Plan, the terms of the Plan will control.
4. Definitions. Except as defined in the Agreement, capitalized terms have the same meanings ascribed to them under the Plan.
5. Eligibility and Participation. The Committee or its delegate will designate the Employees who will participate in this Program and will determine individual awards which will be memorialized in an Agreement with each Participant.
6. Awards. Awards will consist of Restricted Stock Units, Cash Units and Nonqualified Stock Options.
7. Vesting.
(a) Unless earlier forfeited or satisfied in accordance with Section 8 of the Agreement, Awards will vest as provided in the Agreement.
(b) In the event a Participant is no longer an employee of the Company for any reason on the Vesting Date, all unvested Awards will be forfeited.
8. Change in Control. In the event of a Change in Control, all Awards will vest immediately and will be settled by a cash payment as provided in the Agreement.
9. Effective Date. This Program is effective as of and the Grant Date is February 19, 2008.

RELIANT ENERGY, INC.
By:	/s/ Karen D. Taylor
Karen D. Taylor
Senior Vice President

EXHIBIT A
RELIANT ENERGY, INC.
2002 LONG TERM INCENTIVE PLAN
2008 LONG TERM INCENTIVE AWARD FOR OFFICERS
AWARD AGREEMENT
Pursuant to this award agreement (“Agreement”), as of February 19, 2008, Reliant Energy, Inc. (the “Company”) hereby grants to «LEGAL» (the “Participant”), «stock_units» Restricted Stock Units, «cash_units» Cash Units and rights (the “Nonqualified Stock Options” or “Options”) to purchase from the Company «options» shares of Common Stock of the Company at $23.375 per share. The number of units and shares is subject to adjustment as provided in Section 15 of the Reliant Energy 2002 Long-Term Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions described in the Plan and in this Agreement.
1.	Relationship to the Plan; Definitions.
(a)
This grant of Restricted Stock Units, Cash Units and Options is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee and are in effect on this date. If any provision of this Agreement conflicts with the express terms of the Plan, the terms of the Plan control and, if necessary, the applicable provisions of this Agreement are deemed amended so as to carry out the purpose and intent of the Plan. References to the Participant also include the heirs or other legal representatives of the Participant or the Participant’s estate.

(b)	Except as defined herein, capitalized terms have the same meanings as under the Plan.
Cash Unit means a Cash Award with each unit equal to the Fair Market Value of one share of Common Stock on the vesting date as determined pursuant to Section 3.
Disability means a physical or mental impairment of sufficient severity such that the Participant is receiving benefits under the Company’s long-term disability plan.
Employment means employment with the Company or any of its subsidiaries.
Options mean Nonqualified Stock Options.
Option Period means the period beginning on the date of this Agreement and ending on the date the Options expire pursuant to Section 4.
Option Shares means shares of Common Stock which the Participant may have the right to purchase under this Agreement.

EXHIBIT A
Performance Goal means the standard established by the Committee for the performance period from February 19, 2008 through February 19, 2011 to determine whether the Participant’s Cash Units will vest. The Performance Goal is attached as Exhibit I.
Restricted Stock Unit means a Stock Award with restrictions and subject to a vesting condition as described in this Agreement.
Retirement means termination of Employment on or after attainment of age 55 with at least five years of service with the Company.
2.
Account. The Awards granted pursuant to this Agreement will be implemented by a credit to a bookkeeping account maintained by the Company evidencing the accrual in favor of the Participant of the unfunded and unsecured right to receive the Restricted Stock Units, the Cash Units and the Options granted. Except as provided in Section 10, the Awards credited to the bookkeeping account may not be sold, assigned, transferred, pledged or otherwise encumbered until the Participant has been registered as the holder of shares of Common Stock representing the Restricted Stock Units or exercised Options.

3.	Vesting. Unless earlier forfeited as described below, the Awards will vest as follows:
(i) The Restricted Stock Units will vest on February 19, 2011. If the Participant’s Employment is terminated for any reason on or prior to February 19, 2011, the Participant’s right to receive the Restricted Stock Units will be forfeited.
(ii) The Cash Units will vest, if at all, upon the Committee’s determination that the Performance Goal has been met. If the Performance Goal has not been met by February 19, 2011, the Cash Units will be forfeited. If the Participant’s Employment is terminated for any reason before the earlier of the date the Committee determines that the Performance Goal has been met or February 19, 2011, the Participant’s right to receive the Cash Units will be forfeited.
(iii) The Options will vest and become exercisable in three cumulative annual installments as follows:
«one» Option Shares exercisable on February 19, 2009;
an additional «two» Option Shares exercisable on February 19, 2010;
and the remaining «three» Option Shares exercisable on February 19, 2011.

EXHIBIT A
The Participant must be employed by the Company through the date of exercisability of each installment for the Options to become exercisable with respect to additional shares of Common Stock on such date.
4.	Expiration of Option Period. The Option Period will expire on February 18, 2018 except as follows:
(i) Upon termination of Employment of the Participant due to death or Disability, the vested Options, if any, will expire upon the earlier of one year following the date of termination of Employment or expiration of the Option Period.
(ii) Upon termination of Employment of the Participant because of Retirement, the vested Options, if any, will expire upon the earlier of three years following the date of termination of Employment or expiration of the Option Period.
(iii) Upon termination of Employment of the Participant by the Company or any of its Subsidiaries for any reason or due to voluntary resignation by the Participant, the unvested portion of the Options will expire immediately, and the vested Options, if any, will expire upon the earlier of one year following the date of termination of Employment or the expiration of the Option Period.
(iv) Notwithstanding anything herein to the contrary, in the event the Participant dies following termination of Employment but prior to the expiration of the Option pursuant to this Section 4, the portion of the Option exercisable upon the Participant’s death will expire one year following the date of the Participant’s death or, if earlier, upon the expiration of the Option Period.
5.
Payment of Restricted Stock Units. Upon the vesting of Participant’s right to receive Restricted Stock Units, a number of shares of Common Stock equal to the number of vested Restricted Stock Units will be registered in the Participant’s name as soon as practicable after the vesting date, but in no event later than March 15 of the year immediately following the year during which the vesting date occurs. The Company will have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

6.
Payment of Cash Units. Upon the vesting, if at all, of Participant’s right to receive Cash Units, the Cash Units will be settled by a cash payment to the Participant as soon as practicable after the vesting date, but in no event later than March 15 of the year immediately following the year during which the vesting date occurs. The Company will have the right to withhold applicable taxes from any such payment or from other compensation payable to the Participant at the time of such vesting and delivery pursuant to Section 12 of the Plan.

EXHIBIT A
7.
Exercise of Options. Subject to the limitations set forth herein and in the Plan, the Options may be exercised pursuant to the procedures established by the Committee. Unless otherwise permitted by the Committee, upon exercise the Participant must provide to the Company or its designated representative, cash, check or money order payable to the Company equal to the full amount of the purchase price for any shares of Common Stock being acquired or, at the election of the Participant, Common Stock held by the Participant for at least six months equal in value to the full amount of the purchase price (or any combination of cash, check, money order or such Common Stock). For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, the Common Stock will be valued at its Fair Market Value on the date of exercise. Any Common Stock delivered in satisfaction of all or a portion of the purchase price must be appropriately endorsed for transfer and assignment to the Company. The Company will have the right to withhold applicable taxes from compensation otherwise payable to the Participant at the time of exercise pursuant to Section 12 of the Plan.

8.
Cash Payment Upon a Change of Control. Notwithstanding anything herein to the contrary, upon or immediately prior to the occurrence of any Change of Control of the Company prior to vesting date, (i) Participant’s right to receive Restricted Stock Units and Cash Units will vest and will be settled by a cash payment to Participant equal to the product of (A) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change of Control occurs and (B) the total number of Restricted Stock Units and Cash Units granted and (ii) Participant’s right to receive the Options (unless previously expired pursuant to Section 4) shall be settled by a cash payment to the Participant equal to the product of (A) the difference between (1) the Fair Market Value per share of Common Stock on the date immediately preceding the date on which the Change in Control occurs and (2) the exercise price of the Options and (B) the total number of unexercised Option shares, regardless of whether such Option shares have become exercisable under Section 3. Such cash payment will satisfy the rights of Participant and the obligations of the Company under this Agreement in full.

9.
Notices. For purposes of this Agreement, notices and all other communications must be in writing and will be deemed to have been given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at 1000 Main St., Houston, TX 77002, and to the Participant at the address on record for the Participant in the Company’s human resources department or to such other address as either party may furnish to the other in writing in accordance with this Section 9.

10.
Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Participant, the Company and their respective permitted successors and assigns. Notwithstanding anything herein to the contrary, the Restricted Stock Units, Cash Units and/or Options are transferable by the Participant to Immediate Family Members, Immediate Family Members Trusts and Immediate Family Member Partnerships pursuant to Section 14 of the Plan.

EXHIBIT A
11.
No Employment Guaranteed. Nothing in this Agreement gives the Participant any rights to (or imposes any obligations for) continued Employment by the Company or any Subsidiary thereof or successor thereto, nor does it give those entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

12.
Shareholder Rights. The Participant shall have no rights of a shareholder with respect to the Restricted Stock Units or the Options unless and until the Participant is registered as the holder of shares of Common Stock representing the Restricted Stock Units and/or the Options on the records of the Company.

13.	Section 409A of the Code. It is intended that this Agreement and any Awards under this Agreement satisfy the short-term deferral exclusion under Section 490A of the Code.

RELIANT ENERGY, INC.

Karen D. Taylor
Senior Vice President

Exhibit I
Performance Goal
A closing price for shares of the Company’s common stock on the New York Stock Exchange of $32.00 for 20 consecutive trading days any time between February 19, 2008 and February 19, 2011. If the Company’s shares do not reach and maintain a closing price of $32.00 for 20 consecutive trading days between February 19, 2008 and February 19, 2011, the Cash Units will be forfeited.